Exhibit 99.1

For Immediate Release

MAGUIRE PROPERTIES ANNOUNCES FINANCING COMMITMENTS FOR

PORTFOLIO OF STABILIZED SOUTHERN CALIFORNIA OFFICE PROPERTIES

LOS ANGELES, March 5, 2007 - Maguire Properties, Inc. (NYSE: MPG), a Southern California focused real estate investment trust, announced that it has entered into financing commitments to fund its previously announced $2.87 billion acquisition. The Company is acquiring all of the properties in Orange County and Downtown Los Angeles that were part of the former Equity Office Properties portfolio from The Blackstone Group.

The Company has entered into an agreement for committed financing of up to $3.125 billion, consisting of a $2.5 billion CMBS bridge facility and a $625 million term loan. In addition, the Company received a commitment to replace its existing corporate secured line of credit with a new secured revolving credit facility of up to $200 million.

Credit Suisse is acting as Sole Lead Arranger for the committed financing. Credit Suisse, Lehman Brothers and Merrill Lynch & Co. will serve as Joint Bookrunners. In addition, Credit Suisse, Lehman Brothers and Merrill Lynch & Co. acted as financial advisors to Maguire in association with the acquisition.

About Maguire Properties, Inc.
Maguire Properties, Inc. is the largest owner and operator of Class A office properties in the Los Angeles central business district and is primarily focused on owning and operating high-quality office properties in the Southern California market. Maguire Properties, Inc. is a full-service real estate company with substantial in-house expertise and resources in property management, marketing, leasing, acquisitions, development and financing. For more information on Maguire Properties, visit the Company’s website at www.maguireproperties.com.

Business Risks

This press release contains forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include: our potential inability to complete the acquisition of the former EOP portfolio or the financings contemplated by the above-identified financing commitments; general risks affecting the real estate industry (including, without limitation, the inability to enter into or renew leases, dependence on tenants’ financial condition, and competition from other developers, owners and operators of real estate); risks associated with the availability and terms of financing and the use of debt to fund acquisitions and developments; risks associated with the potential failure to manage effectively the Company’s growth and expansion into new markets, to complete acquisitions or to integrate acquisitions successfully; risks and uncertainties affecting property development and construction; risks associated with downturns in the national and local economies, increases in interest rates, and volatility in the securities markets; risks associated with joint ventures; potential liability for uninsured losses and environmental contamination; risks associated with our Company’s potential failure to qualify as a REIT under the Internal Revenue Code of 1986, as amended and possible adverse changes in tax and environmental laws; and risks associated with the Company’s dependence on key personnel whose continued service is not guaranteed. For a further list and description of such risks and uncertainties, see our annual report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2006. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:	Maguire Properties, Inc.
Peggy Moretti
Senior Vice President, Investor and Public Relations
(213) 613-4558